                                                                   EXHIBIT 10.31


                                PROMISSORY NOTE


$1,050,000                                                     February 11, 1997


     As hereinafter stated, for value received Jayhawk Medical Acceptance Corporation promises to pay to the order of Carl Westcott in Dallas, Texas the sum of One Million Fifty Thousand Dollars, payable on demand with interest at
the rate of prime per annum from the date of this Promissory Note.   This
Promissory Note may be prepaid at any time without penalty. Amounts due under this Promissory Note from and after it is due shall bear interest at the highest lawful rate.

     We, the makers, sureties, endorsers and guarantors of this Promissory Note, hereby severally waive presentment for payment, notice of nonpayment, protest and notice of protest and diligence of bringing suit for collection, and consent that time of payment may be extended without notice thereof to any of the makers, sureties, endorsers or guarantors of this Promissory Note. It is further expressly agreed that if this Promissory Note is placed in the hands of an attorney for collection, or suit is brought on same, or is collected through the Probate Court, then, and in that event, the makers, sureties, endorsers and guarantors will pay the holder of this Promissory Note the costs of collection, including but not limited to the attorney's fees, incurred by the holder of this Promissory Note.

     MAKER:                          /s/ Douglas Theodore
                                    -----------------------------------------
                                    By: Douglas Theodore for
                                    Jayhawk Medical Acceptance